Red Metal Resources Finalizes Acquisition of Additional Mining Concession for Farellon Property

THUNDER BAY, ON and VALLENAR, CHILE, June 17, 2015 – Red Metal Resources Ltd. (OTC PInk:RMES), a mineral exploration company with copper-gold assets in Chile (the “Company”), is pleased to announce that its Chilean subsidiary, Minera Polymet Limitada, (“Polymet”) has signed an option to earn 100% interest in a mining concession contiguous to the Company’s Farellon Property.  The concession is 235 hectares, adding approximately one kilometer of strike length of vein along the same trend as the previously drilled vein zone on the Farellon Property and a further 1.5 kilometres of untested vein.

Polymet may acquire 100% of the mining concession by paying a total of US$150,000 over four years.  The payment schedule for the option agreement is as follows:

1.

USD$25,000 upon execution of the Option Agreement;

2.

USD$25,000 within 12 months from the date of execution of the Option Agreement;

3.

USD$25,000 within 24 months from the date of execution of the Option Agreement;

4.

USD$25,000 within 36 months from the date of execution of the Option Agreement;

5.

USD$50,000 within 48 months from the date of execution of the Option Agreement.

The vendor will retain a 1.5% NSR on the concession and Polymet will have the right to purchase 100% of the NSR for a one-time payment of USD$750,000 any time after acquiring 100% of the property. Should the Company choose to mine the property prior to acquiring the option, the Company will be obligated to pay a minimum monthly royalty of USD$2,500 up to 5,000 tonnes, and a further USD$0.25 for every additional tonne mined.

The new mining concession adds ground to the Farellon property directly along strike from the present mining operations.  Several historic artisanal workings on the concession show potential for further high grade copper and gold mineralization near surface. Due diligence sampling of veins on the new concession returned results as listed in the table below:

Easting	Northing	Copper %	Gold g/t
310946	6889911	2.34	0.33
310874	6889972	2.06	0.40
309733	6889576	2.41	0.15
309801	6889635	1.17	0.02
309888	6889743	5.78	0.07
309973	6889837	4.37	0.11
309587	6889791	1.89	0.17
309701	6889159	4.97	0.43
309862	6889291	3.73	0.80
309644	6889070	3.40	0.41

The Farellon Property presently consists of seven mining concessions totaling 1,002 hectares; the addition of the new claim will increase the size of the property to 1,237 hectares. The property is located in the Carrizal Alto mining district located approximately 75 kilometers northwest of the city of Vallenar, 150 kilometers south of Copiapo and 20 kilometers west of the Pan American Highway.  The property is easily accessible year round by dirt roads that crisscross the property and is located close to power, water and a major urban centre, Copiapo, with a readily available mining workforce.

Caitlin Jeffs, P.Geo., President & CEO of Red Metal stated: “This additional mining concession completes our property acquisition plans for this project and provides us with numerous additional targets to expand on our property potential.”

Caitlin Jeffs, P. Geo., President & CEO of Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTC Markets inter-dealer quotation system under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements   of the Company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.	Scott Rose
Caitlin Jeffs, P.Geo, CEO	Corporate Communications
807.345.7384	invest@redmetalresources.com
invest@redmetalresources.com	T: 1.866.907.5403
www.redmetalresources.com